Exhibit 99.1

FSP 50 South Tenth Street Corp.

FSP 50 South Tenth Street Corp. (the “Company”) owns and operates a 12-story, multi-tenant Class “A” building containing approximately 486,000 square feet of office and retail space located in the Central Business District (“CBD”) of Minneapolis, Minnesota. During the third quarter of 2011, a retail lease for approximately 1,000 square feet expired, reducing occupancy by 0.2% to 98.6%. Management is already in discussions with a prospective tenant for the space and hopes to have it re-leased before year end.

According to CB Richard Ellis (“CBRE”), Class “A” office vacancy rates and average net asking rents in the third quarter of 2011 were approximately 15.06% and $13.20 per square foot, respectively, relatively unchanged from the previous year. Additionally, CBRE believes that, absent any increase in new jobs, the downtown Minneapolis office market will continue to record only small advances in absorption, with significant performance disparities between building classes. To date, the winners of these small absorption gains have been recorded by Class “A” buildings, where for the seventh consecutive quarter, tenants’ “flight to quality” resulted in positive absorption for the Class “A” market, with the overall absorption rate being offset by negative absorption in Class “B” & “C” properties. Management believes that, with its current occupancy level of 98.6% and its prominent location within the CBD, the property is well positioned in the Class “A” market. Management will continue to monitor market activity and track trends as part of its efforts to keep the property in the strongest possible position in the market.

On January 1, 2012, a $76.2 million first mortgage CMBS loan secured by the property will mature and become due and payable in full at that time. Management has been actively working on a number of potential options for the Company to deal with this loan maturity and will keep shareholders informed as to our decisions and course of action. A major factor in any potential plan for the property is the fact that Target Corp., through a sublease, leases approximately 215,838 square feet expiring March 31, 2014 and, through a direct lease, leases approximately 43,506 square feet expiring June 30, 2015. Together this square footage totals approximately 53% of total rentable square feet at the property. Because the expiration of Target's leased space is so significant and relatively near-term (i.e., 2 1/4 and 3 1/2 years, respectively, from the maturity date of the $76.2 million loan), options for a potential longer-term refinancing of the maturing loan may be limited.

In addition to working on potential refinancing options for the property, management has also begun discussions with Target regarding an extension of its lease at the property. In light of the imminent loan maturity and the ongoing discussions with Target, management believes that it is prudent to build reserves for a refinancing and for potential future leasing. Consequently, the Company’s Board of Directors has decided to suspend dividend distributions until such time that the property’s long-term financial future becomes clearer.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001379075

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name: type FSP 50 South (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP 50 South Tenth Street Corp. - Dividend Summary

QUARTER	DIVIDEND	DIVIDENDS	ANNUALIZED	DIVIDENDS
ENDING	PER SHARE	PAID	YIELD*	PER SHARE
(11/08-12/31)				TOTAL PAID TO DATE
12/31/2006	$900	$630,000	6.00%
2006				$900
3/31/2007	$1,751	$1,225,700	7.00%
6/30/2007	$1,752	$1,226,400	7.00%
9/30/2007	$1,757	$1,229,900	7.00%
12/31/2007	$1,764	$1,234,800	7.10%
2007				$7,924
3/31/2008	$1,857	$1,299,900	7.40%
6/30/2008	$1,750	$1,225,000	7.00%
9/30/2008	$1,750	$1,225,000	7.00%
12/31/2008	$1,750	$1,225,000	7.00%
2008				$15,031
3/31/2009	$1,750	$1,225,000	7.00%
6/30/2009	$1,750	$1,225,000	7.00%
9/30/2009	$1,750	$1,225,000	7.00%
12/31/2009	$1,750	$1,225,000	7.00%
2009				$22,031
3/31/2010	$1,750	$1,225,000	7.00%
6/30/2010	$1,750	$1,225,000	7.00%
9/30/2010	$1,750	$1,225,000	7.00%
12/31/2010	$1,750	$1,225,000	7.00%
2010				$29,031
3/31/2011	$1,750	$1,225,000	7.00%
6/30/2011	$1,750	$1,225,000	7.00%
9/30/2011	$0	$0	0.00%
2011				$32,531

*Yield based on original offering amount of $70,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.